Exhibit 99.1
Terayon to Present at Merriman Curhan Ford & Co. 2ndAnnual Investor Summit 2005
Santa Clara, California — September 13, 2005 — Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital networking applications and home access solutions, will present at the Merriman Curhan Ford & Co. 2nd Annual Investor Summit on Monday, September 19, 2005 in San Francisco. Terayon’s Chief Executive Officer, Jerry Chase, and Chief Financial Officer, Mark Richman, will speak at the conference. The company is scheduled to present at 4 p.m. PDT.
     A live listen-only webcast of the presentation may be accessed on Terayon’s web site at: www.terayon.com/investor. Webcast participants should allow approximately 10 minutes prior to the presentation’s start time to visit the site and download any streaming media software needed to listen to the presentation.
     About Terayon
     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com
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Press contact:	Investor contact:
Rebecca West	Eileen Morcos
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@terayon.com
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:
Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the SEC, including the 10-Q for the quarter ended June 30, 2005 and 10-K for the year ended Dec. 31, 2004.
Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.